Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:        Marcia Kendrick
713-881-8900

STEPHEN HALLOWS TO JOIN SEITEL AS HEALTH SAFETY SECURITY ENVIRONMENTAL & SUSTAINABLE DEVELOPMENT SENIOR VICE PRESIDENT

HOUSTON, April 4, 2013 – Seitel, Inc. (“the Company”), a leading provider of seismic data to the oil and gas industry, today announced that it has appointed Stephen Graham Hallows as Health Safety Security Environmental & Sustainable Development (“HSSE & SD”) Senior Vice President, a new position within Seitel which reflects the Company’s increasing focus in this field. Mr. Hallows will join Seitel on April 15th.

“Stephen’s experience and knowledge of the industry, as well as his educational background, make him the ideal candidate for Seitel,” stated Kevin Callaghan, chief operating officer. “His 30-plus years of experience in the seismic industry, both on the operational and technical sides of the business, render him uniquely qualified to join our management team as the Company continues to experience growth and increased activity in a variety of environments.”

For the past two years, Mr. Hallows has held the title of HSSE Specialist, Western Hemisphere at BP America Inc., Subsurface (“BP”), an oil and gas exploration company. Prior to joining BP, Mr. Hallows held a number of strategic health, safety and environmental (“HSE”) positions with CGGVeritas, n/k/a CGG, a leading global provider of seismic services. These positions included Group Senior Vice President, Sustainable Development and Health Safety Environment (SD & HSE) and Vice President QHSES. Prior to his 11 year tenure with CGG, Mr. Hallows served as Principal OHS Advisor for Santos Limited, an Australian hydrocarbon production company. Mr. Hallows’ international industry experience also includes service as a geophysical and HSE consultant/manager with hydrocarbon exploration companies including Geophysical Consultants Limited in Axminster, UK, and Geosource/Halliburton Geophysical Services. Mr. Hallows holds a postgraduate Diploma of Occupational Health and Safety issued by Central Queensland University in Queensland, Australia; a Master of Science in Geophysics from the University of Queensland, Queensland, Australia; and a Bachelor of Applied Science in Physics from the Queensland University of Technology, Queensland, Australia.

ABOUT SEITEL
Seitel is a leading provider of onshore seismic data to the oil and gas industry in North America. Seitel's data products and services are critical for the exploration for and development of oil and gas reserves by oil and gas companies. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it licenses to a wide range of oil and gas companies. Seitel believes that its library of 3D onshore seismic data is the largest available for licensing in North America and includes leading positions in oil and liquids-rich unconventional plays. Seitel has ownership in over 37,000 square miles of 3D onshore data, over 10,000 square miles of 3D offshore data and approximately 1.1 million linear miles of 2D seismic data concentrated in the major active North American oil and gas producing regions. Seitel serves a market which includes over 1,600 companies in the oil and gas industry.

The press release contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” or “anticipates” or similar expressions that concern the strategy, plans or intentions of the Company. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, actual results may differ materially from management expectations reflected in our forward-looking statements. These risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from the Company without charge. Management undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.